UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 19, 2004
(Date of earliest event reported)

O.A.K. FINANCIAL CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-22461 (Commission File Number)	38-2817345 (IRS Employer Identification no.)

2445 84th Street, S.W. Byron Center, MI (Address of principal executive office)		49315 (Zip Code)

Registrant's telephone number, including area code: (616) 878-1591

Item 7.   Financial Statements and Exhibits.

                Exhibit

                99.1     Press release dated January 19, 2004

Item 12.   Results of Operations and Financial Condition

                 On January 19, 2004, O.A.K. Financial Corporation issued a press release announcing 2004 fourth quarter and full year of 2003 results. A copy of the press release is attached as Exhibit 99.1.

                 The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 19, 2004	O.A.K. FINANCIAL CORPORATION (Registrant)

	By	/s/ James A. Luyk James A. Luyk Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1    Press Release Dated January 19, 2004.

EXHIBIT 99.1

January 19, 2004

OAK Financial Corporation Reports 30% Increase in Net Income
for the Fourth Quarter of 2003 and 10% Increase for the Full Year of 2003.

Byron Center, MI — OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported 2003 net income of $4.16 million, up 10.1% from the $3.78 million reported for the year ended December 31, 2002. Diluted earnings per share increased 9.7%, from $1.86 per share in 2002 to $2.04 per share in 2003. The growth in net income for the year reflects the significant progress made in improving asset quality. As a result, the provision for loan losses was reduced from $4,070,000 in 2002 to $625,000 in 2003.

Fourth quarter net income increased 30%, from $922,000 to $1,194,000. Earnings per share for the fourth quarter increased 26% from $0.46 per share to $0.58 per share. The increase in net income reflects improvements in asset quality and expense control initiatives. The provision for loan losses was $825,000 in the fourth quarter of 2002 compared to $0 in the fourth quarter of 2003. A provision for loan losses was not required in the fourth quarter of 2003 due to the continued improvement in asset quality and low net loan losses during the quarter. Total operating expenses in the fourth quarter declined 12% from the fourth quarter of 2002. The decline in operating expenses reflects the continuing effort to reduce overall expenses and reductions in accrued employee and director benefits.

“In 2003 we were presented with challenges and opportunities. I’m pleased that we rose to the challenges and capitalized upon the opportunities,” said Patrick K. Gill, president and CEO. ” All of the fundamental issues that affected our performance have been identified and successfully addressed. Our improving performance – in a soft economy with historically low interest rates – confirms that we’re on the right track. I’m proud of our strong team and optimistic about our future.”

As mentioned above, a substantial improvement in asset quality was realized in 2003. Non-performing assets declined by $7.2 million, or 77%, from a year ago. At December 31, 2003 non-performing assets totaled .58% of loans outstanding compared to 2.47% at December 31, 2002. Net loan losses charged against the allowance for loan losses declined from .68% of total loans in 2002 to .18% of total loans in 2003.

Net interest income declined approximately 12% in 2003. The decrease was a result of declines in the net interest margin and earning assets. The net interest margin compression is a direct result of the significant commercial loan refinancing activity and the exceptionally low interest rate environment. The net interest margin was 3.59% in 2003 compared to 4.06% in 2002. The decline in earning assets is directly attributable to the improvement in asset quality, which is discussed below.

Non-interest income declined 5% in 2003, which is the result of a 43% decline in mortgage banking related fees. As previously reported, this decline is due to a significant increase in the amortization of mortgage servicing rights due to the significant mortgage refinance activity in 2003 and the sale of un-hedged mortgages at a loss in the third quarter. It is the bank’s practice to hedge nearly all of the mortgage production, however, the overwhelming volume of mortgages in the third quarter prevented the bank from closing all mortgage production within the hedged time period. This decline was partially offset by a 16% increase in deposit service charges, 7% growth in insurance fees, 21% increase in brokerage fees, 195% increase on gains on sale of securities, and a gain on sale of other real estate, which was previously a non-performing asset.

The growth of non-interest expenses was held to approximately 2% in 2003. The increase in salary expense includes the cost associated with building a highly qualified and experienced management team. Non-employment related expenses declined 4% in 2003. This decline represents the efforts to reduce operating expenses in 2003. The organization-wide effort to lower total operating expenses will continue in 2004 and is expected to enhance performance results.

Total assets declined 5% to $509 million at December 31, 2003 from $537 million at December 31, 2002. Although high quality loans continue to be added to the portfolio, total loans declined approximately 4% in 2003 as a result of the effort to improve asset quality. In 2003, the total indirect consumer loan portfolio declined approximately $13 million, or 43%, to less than $18 million as of December 31, 2003. As expected, loan growth resumed during the fourth quarter of 2003. Total loans increased approximately $12 million in the fourth quarter, an annualized growth rate of approximately 14%. Total deposits declined by 7% in 2003. The decline was largely due to a 20% decline in time deposits over $100,000, including out-of-state brokered deposits. The corporation continues to be well capitalized with an equity-to-asset ratio of 10.8% at December 31, 2003 compared to 9.8% at December 31, 2002.

O.A.K. Financial Corporation (the “Corporation”) is a single bank holding company, which owns O.A.K. ELC and Byron Center State Bank (the “Bank”). O.A.K. ELC is an employee leasing company that leases employees to Byron Center State Bank, O.A.K. Financial Services and Dornbush Insurance Agency. The Bank has eleven banking offices serving eleven communities in Kent, Ottawa and Allegan Counties. The Bank owns a subsidiary, O.A.K. Financial Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. O.A.K. Financial Services in turn owns Dornbush Insurance Agency, which sells property and casualty, life, disability and long-term care insurance products. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693 or Royal Securities at 616-538-2550.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “believe,” and “expect” ” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future improvements in performance and asset quality as well as growth of the loan portfolio. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

# # # # # # # # # #

For more information, please contact:
Patrick K. Gill, president & CEO at (616) 662-3113, or James A. Luyk, chief financial officer at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.

O.A.K. FINANCIAL CORPORATION AND SUBSIDIARY	| |	CONSOLIDATED BALANCE SHEETS

	December 31,

ASSETS	2003	2002

Cash and due from banks	$12,431	$17,329
Federal funds sold	7,100	39,675

Cash and cash equivalents	19,531	57,004

Available-for-sale securities	103,395	81,125

Total Loans	363,565	377,567
Allowance for loan losses	(8,390)	(8,398)

Net Loans	355,175	369,169

Loans held for sale	1,705	1,896
Accrued interest receivable	2,266	2,908
Premises and equipment, net	14,428	15,010
Restricted investments	2,977	2,900
Other assets	9,056	7,460

Total assets	$508,533	$537,472

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Interest bearing	$321,250	$344,790
Non-interest bearing	49,814	52,622

Total deposits	371,064	397,412

Securities sold under agreements to repurchase
and federal funds purchased	44,338	47,896
Borrowed funds	34,491	35,000
Other liabilities	3,560	4,558

Total liabilities	453,453	484,866

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized,
shares issued and outstanding: 2,035,191 at December 31,
2003 and 2,040,780 at December 31, 2002	2,035	2,041
Additional paid-in capital	6,023	6,307
Retained earnings	45,774	42,716
Accumulated other comprehensive income	1,248	1,868
Unallocated common stock held by ESOP	-	(326)

Total stockholders' equity	55,080	52,606

Total liabilities and stockholders' equity	$508,533	$537,472

O.A.K. FINANCIAL CORPORATION AND SUBSIDIARY	| |	CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2003	2002	2001

Interest income
Interest and fees on loans	$22,914	$28,428	$31,448
Available-for-sale securities	3,234	3,326	4,336
Restricted investments	158	175	197
Federal funds sold	305	100	139

Total interest income	26,611	32,029	36,120

Interest expense
Deposits	7,491	10,152	13,093
Borrowed funds	1,811	2,050	2,584
Securities sold under agreements to repurchase	431	702	1,132

Total interest expense	9,733	12,904	16,809

Net interest income	16,878	19,125	19,311

Provision for loan losses	625	4,070	3,025

Net interest income after provision for
loan losses	16,253	15,055	16,286

Non-interest income
Service charges on deposit accounts	2,163	1,866	1,574
Net gain on sales of loans held for sale	2,780	3,474	1,924
Amortization of mortgage servicing rights	(1,754)	(940)	(445)
Impairment of mortgage servicing rights	(74)	(233)	-
Loan servicing fees	627	488	470
Net gain on sales of available for sale securities	236	80	300
Insurance premiums	1,227	1,150	1,007
Brokerage fees	307	254	304
Other	723	449	248

Total non-interest income	6,235	6,588	5,382

Non-interest expenses
Salaries	8,044	7,343	6,202
Employee benefits	1,764	1,792	1,514
Occupancy (net)	1,249	1,197	1,016
Furniture and fixtures	1,100	1,062	1,064
Other	4,609	4,981	4,212

Total non-interest expenses	16,766	16,375	14,008

Income before federal income taxes	5,722	5,268	7,660

Federal income taxes	1,564	1,490	1,644

Net income	$4,158	$3,778	$6,016

Income per common share:
Basic	$2.04	$1.86	$2.96

Diluted	$2.04	$1.86	$2.96

OAK Financial Corporation Consolidated Financial Highlights (Unaudited)
(dollars in thousands except per share data)	4th Qtr 2003	3rd Qtr 2003	2nd Qtr 2003	1st Qtr 2003	4th Qtr 2002

Earnings
Net interest income	$4,010	$4,087	$4,419	$4,362	$4,583
Provision for loan losses	$0	$100	$0	$525	$825
Noninterest income	$1,481	$1,900	$1,515	$1,339	$2,013
Noninterest expense	$3,866	$4,243	$4,372	$4,285	$4,415
Net income	$1,194	$1,178	$1,115	$671	$922
Basic earnings per share	$0.58	$0.58	$0.55	$0.33	$0.46
Diluted earnigns per share	$0.58	$0.58	$0.55	$0.33	$0.46

Average shares outstanding	2,035	2,035	2,035	2,035	2,034

Performance Ratios
Return on average assets	0.94%	0.91%	0.85%	0.51%	0.68%
Return on average equity	8.63%	8.66%	8.41%	5.17%	6.99%
Net interest margin (tax-equivalent)	3.48%	3.44%	3.72%	3.68%	3.78%
Efficiency ratio	71.5%	69.4%	72.3%	73.7%	65.9%

Full-time equivalent employees	195	198	201	201	203
Ending equity to ending assets	10.83%	10.78%	10.36%	10.00%	9.79%
Book value per share	$27.06	$26.84	$26.51	$25.96	$25.86

Asset Quality
Net loans charged-off	$42	$100	$35	$456	$1,059
Net charge-offs to total average loans	0.05%	0.11%	0.04%	0.50%	1.08%
Nonperforming Assets	$2,098	$1,756	$5,885	$8,915	$9,308
Nonperforming Assets to total loans	0.58%	0.50%	1.70%	2.43%	2.47%
Allowance for loan losses to total loans	2.31%	2.40%	2.44%	2.31%	2.22%

(dollars in thousands except per share data)	YTD 12/31/03	YTD 12/31/02

Earnings
Net interest income	$16,878	$19,125
Provision for loan losses	$625	$4,070
Noninterest income	$6,235	$6,588
Noninterest expense	$16,766	$16,375
Net income	$4,158	$3,778
Basic earnings per share	$2.04	$1.86
Diluted earnings per share	$2.04	$1.86
Average shares outstanding	2,035	2,034

Performance Ratios
Return on average assets	0.80%	0.72%
Return on average equity	7.75%	7.39%
Net interest margin (tax-equivalent)	3.59%	4.06%
Efficiency ratio	71.7%	62.7%
Full-time equivalent employees	195	203
Ending equity to ending assets	10.83%	9.79%
Book value per share	$27.06	$25.86

Asset Quality
Net loans charged-off	$633	$2,655
Net charge-offs to total average loans	0.18%	0.68%
Nonperforming Assets	$2,098	$9,308